CONSENT OF FRANK L. SASSETTI & CO.

We hereby consent to the reference in this registration statement of our report dated February 14, 2005 on the financial statements of Atlas Futures Fund, Limited Partnership for the three years ended December 31, 2004, and of our report dated February 17, 2005 on the financial statements of Ashley Capital Management, Inc. for the three years ended December 31, 2004 and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.

                                           Frank L. Sassetti & Co.


                                           /s/ Frank L. Sassetti & Co.


December 2, 2005
Oak Park, Illinois